                                                                   EXHIBIT 10.17





       _________________________________________________________________


                      AGREEMENT AND PLAN OF REORGANIZATION

                     dated as of the 31st day of May, 1996

                                  by and among

                              F.Y.I. INCORPORATED

                  B&B (BALTIMORE-WASHINGTON) ACQUISITION CORP.

                   B&B INFORMATION AND IMAGE MANAGEMENT, INC.

                                      and

                          the STOCKHOLDER named herein


       _________________________________________________________________

                                                  TABLE OF CONTENTS                                             Page
                                                  -----------------                                             ----
1.      THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.1        Delivery and Filing of Articles of Merger  . . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.2        Effective Time of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.3        Certificate of Incorporation, By-laws and Board of
                   Directors of Surviving Corporation   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
        1.4        Certain Information With Respect to the Capital
                   Stock of the Company, FYI and Newco  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
        1.5        Effect of Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

2.      CONVERSION OF STOCK; ADJUSTMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
        2.1        Manner of Conversion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
        2.2        Calculation of FYI Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
        2.3        Earnings Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
        2.4        Accumulated Adjustments Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

3.      DELIVERY OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
        3.1        Delivery Procedure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
        3.2        Delivery by the Stockholder.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

4.      CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

5.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
        THE STOCKHOLDER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
        (A)        Representations and Warranties of the Company and the
                   Stockholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
        5.1        Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
        5.2        Organization, Existence and Good Standing of the Company   . . . . . . . . . . . . . . . . .    6
        5.3        Capital Stock of the Company.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
        5.4        No Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
        5.5        Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
        5.6        Accounts and Notes Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
        5.7        Permits and Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
        5.8        Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
        5.9        Assets and Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
        5.10       Real Property Leases; Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

        5.11       Environmental Laws and Regulations   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
        5.12       Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
        5.13       No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
        5.14       Government Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
        5.15       Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
        5.16       Litigation and Related Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
        5.17       Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
        5.18       Intellectual Property Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
        5.19       Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
        5.20       Employees; Employee Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
        5.21       Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
        5.22       Interests in Customers, Suppliers, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .   17
        5.23       Business Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
        5.24       Officers and Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
        5.25       Bank Accounts and Powers of Attorney   . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
        5.26       Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
        5.27       Warranty Work  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
        (B)        Representations and Warranties of the Stockholder  . . . . . . . . . . . . . . . . . . . . .   18
        5.28       Authority; Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
        5.29       Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
        5.30       No Intention to Dispose of FYI Stock.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
        5.31       Validity of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
        5.32       S Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

6.      REPRESENTATIONS OF FYI AND NEWCO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
        6.1        Due Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
        6.2        FYI Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
        6.3        Validity of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
        6.4        Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
        6.5        No Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
        6.6        Capitalization of FYI and Ownership of FYI   . . . . . . . . . . . . . . . . . . . . . . . .   20
        6.7        Transactions in Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        6.8        Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        6.9        Business; Real Property; Material Agreements; Financial
                   Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        6.10       Conformity with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        6.11       No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        6.12       Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

        6.13       Litigation Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
        6.14       Antitrust Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
        6.15       Generally Accepted Accounting Principles   . . . . . . . . . . . . . . . . . . . . . . . . .   24

7.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
        STOCKHOLDER AND THE COMPANY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
        7.1        Representations and Warranties; Performance of Obligations   . . . . . . . . . . . . . . . .   24
        7.2        Satisfaction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
        7.3        No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
        7.4        Opinion of Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
        7.5        Employment Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
        7.6        Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
        7.7        Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
        7.8        Good Standing Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
        7.9        Releases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
        7.10       Stock Options.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
        7.11       No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

8.      CONDITIONS PRECEDENT TO OBLIGATIONS OF FYI AND
        NEWCO   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
        8.1        Representations and Warranties; Performance of Obligations   . . . . . . . . . . . . . . . .   25
        8.2        Satisfaction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
        8.3        No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
        8.4        Examination of Final Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . .   26
        8.5        Repayment of Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
        8.6        Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
        8.7        Stockholder Release; Amendment of Employment Agreement   . . . . . . . . . . . . . . . . . .   26
        8.8        Termination of Related Party Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .   26
        8.9        Opinion of Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
        8.10       Employment Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
        8.11       Noncompetition Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
        8.12       Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
        8.13       Lock-Up Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
        8.14       Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
        8.15       Good Standing Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
        8.16       No Material Adverse Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

9.      COVENANTS AFTER CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

        9.1        Preservation of Tax and Accounting Treatment   . . . . . . . . . . . . . . . . . . . . . . .   27
        9.2        Preparation and Filing of Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
        9.3        Covenants Concerning Termination of S Election   . . . . . . . . . . . . . . . . . . . . . .   29
        9.4        Continuation of Employee Bonus Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
        9.5        Minutes of FYI Board of Director's Meetings  . . . . . . . . . . . . . . . . . . . . . . . .   31

10.     INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
        10.1       FYI Losses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
        10.2       Environmental Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
        10.3       Employee Compensation and Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
        10.4       Stockholder Losses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
        10.5       Indemnification for Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .   34
        10.6       Notice of Loss   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
        10.7       Right to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
        10.8       Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
        10.9       Satisfaction of Claims From Escrow   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
        10.10      Exclusive Remedy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
        10.11      Limitations on Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

11.     SECURITIES ACT REPRESENTATIONS AND TRANSFER
        RESTRICTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
        11.1       Economic Risk; Sophistication  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
        11.2       Transfer Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

12.     GENERAL   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
        12.1       Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
        12.2       Survival of Covenants, Agreements, Representations and
                   Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
        12.3       Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
        12.4       Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
        12.5       Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
        12.6       Brokers and Agents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
        12.7       Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
        12.8       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
        12.9       Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
        12.10      Exercise of Rights and Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
        12.11      Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
        12.12      Reformation and Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

        12.13      Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
        12.14      Captions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
        12.15      Modification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

                             SCHEDULES AND ANNEXES

SCHEDULES
- ---------
  1.3(d)           Officers of the Surviving Corporation
  5.2              Jurisdictions of Qualification and Company Charter Documents
  5.3              Capital Stock of the Company
  5.5              Financial Statements and Contingent Liabilities
  5.6              Accounts and Notes Receivable
  5.7              Permits and Licenses
  5.8              Taxes
  5.9              Assets and Properties
  5.10             Real Property Leases
  5.11             Environmental Matters
  5.12             Contracts
  5.14             Government Contracts
  5.16             Litigation
  5.18             Intellectual Property Rights
  5.19             Employee Benefit Plans
  5.20             Employee Matters
  5.21             Insurance
  5.23             Business Relations
  5.24             Officers and Directors
  5.25             Bank Accounts
  5.26             Absence of Certain Changes
  5.28             Liens on Company Stock
  6.6              FYI Capital Stock
  6.8              FYI Subsidiaries
  6.9              FYI Financial Information
  6.10             FYI Compliance with Laws
  6.11             No Violations by FYI
  6.13             FYI Litigation
  8.6              Continuing Obligations
  8.7              Continuing Related Party Agreements

ANNEXES
- -------

  I                Aggregate Consideration to be paid to the Stockholder

 II               FYI Charter Documents
 III              Opinion of Counsel to FYI
 IV               Employment Agreement
 V                Escrow Agreement
 VI               Stockholder Release
 VII              Opinion of Counsel to the Company
 VIII             Noncompetition Agreement
 IX               Lock-Up Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

             THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of the 31st day of May, 1996, by and among F.Y.I. INCORPORATED, a Delaware corporation ("FYI"), B&B (BALTIMORE-WASHINGTON) ACQUISITION CORP., a Delaware corporation ("Newco"), B&B INFORMATION AND IMAGE MANAGEMENT, INC., a Maryland close corporation (the "COMPANY"), and CHARLES J. BAUER, JR. (the "Stockholder").

             WHEREAS, Newco is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on May 17, 1996, solely for the purpose of completing the transactions set forth herein, and is a wholly-owned subsidiary of FYI, a corporation organized and existing under the laws of the State of Delaware;

             WHEREAS, the respective Boards of Directors of Newco and the Company (which together are hereinafter collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that the Company merge with and into Newco pursuant to this Agreement and the applicable provisions of the laws of the State of Delaware, such transaction sometimes being herein called the "Merger";

             WHEREAS, the Boards of Directors of FYI, Newco and the Company have approved and adopted this Agreement and intend this transaction to qualify as a partially tax-free transfer of property under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

             NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.      THE MERGER

             1.1 DELIVERY AND FILING OF ARTICLES OF MERGER. The Constituent Corporations will cause Articles of Merger with respect to the Merger (the "Articles of Merger") to be signed, verified and delivered to the Secretary of State of the State of Delaware and, if required, a similar filing to be made with the relevant authorities in the State of Maryland, on or before the Closing Date (as defined in Section 4).

             1.2 EFFECTIVE TIME OF THE MERGER. The "Effective Time of the Merger" shall be the Closing Date as defined in Section 4. At the Effective Time of the Merger, the Company shall be merged with and into Newco in accordance with the Articles of Merger, the separate existence of the Company shall cease and the corporate name of Newco shall be B&B Acquisition (Baltimore-Washington) Corp. Newco shall be the surviving party in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation." The Merger will be effected in a single transaction.

             1.3 CERTIFICATE OF INCORPORATION, BY-LAWS AND BOARD OF DIRECTORS OF SURVIVING CORPORATION. At the Effective Time of the Merger:

                      (a) The Certificate of Incorporation of Newco then in effect shall become the Certificate of Incorporation of the Surviving Corporation; and subsequent to the Effective Time of the Merger, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until changed as provided by law;

                      (b) The By-laws of Newco then in effect shall become the By-laws of the Surviving Corporation; and subsequent to the Effective Time of the Merger, such By-laws shall be the By-laws of the Surviving Corporation until they shall thereafter be duly amended;

                      (c) The Board of Directors of the Surviving Corporation shall consist of the following persons:

                                       Thomas C. Walker
                                       David Lowenstein

             The Board of Directors of the Surviving Corporation shall hold office subject to the provisions of the laws of the State of Delaware and of the Certificate of Incorporation and By-laws of the Surviving Corporation.

                      (d) The officers of the Surviving Corporation shall be the persons set forth on Schedule 1.3(d) hereto, each of such officers to serve, subject to the provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation and the terms of any employment agreement executed by any such officer, until such officer's successor is duly elected and qualified.

             1.4 CERTAIN INFORMATION WITH RESPECT TO THE CAPITAL STOCK OF THE COMPANY, FYI AND NEWCO. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of the Company, FYI and Newco as of the date of this Agreement are as follows:

                     (a) As of the date of this Agreement, the authorized capital stock of the Company consists of one hundred (100) shares of Common Stock, par value $10.00 per share ("Company Stock"), of which one hundred (100) shares are issued and outstanding;

                     (b) As of the date of this Agreement, the authorized capital stock of FYI consists of twenty six million (26,000,000) shares of Common Stock, $.01 par value per share ("FYI Stock"), of which five million two hundred sixty-nine thousand six hundred and fifteen (5,269,615) shares are issued and outstanding, and one million (1,000,000) shares of Preferred Stock, $.01 par value per share, of which no shares are issued and outstanding; and

                     (c) As of the date of this Agreement, the authorized capital stock of Newco consists of 3,000 shares of Common Stock, $.01 par value per share ("Newco Stock"), of which ten (10) shares are issued and outstanding.

             1.5 EFFECT OF MERGER. At the Effective Time of the Merger, the effect of the Merger shall be as provided in the applicable provisions of the General Corporation Law of the State of Delaware (the "Delaware GCL"). Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of the Company shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of the Company shall be merged with and into Newco, and Newco, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time of the Merger, the separate existence of the Company shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, all taxes, including those due and owing and those accrued, and all other choses in action, and all and every other interest of or belonging to or due to the Company and Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Company and Newco; and the title to any real estate, or interest therein, whether by deed or otherwise, under the laws of the state of incorporation vested in the Company and Newco, shall not revert or be in any way impaired by reason of the Merger. Except as otherwise provided herein, the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Company and Newco and any claim existing, or action or proceeding pending, by or against the Company or Newco may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and all debts, liabilities and duties of the Company and Newco shall attach to the Surviving Corporation, and may be enforced against such Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by such Surviving Corporation.

     2.      CONVERSION OF STOCK; ADJUSTMENT

             2.1 MANNER OF CONVERSION. The manner of converting the shares of (a) Company Stock and (b) Newco Stock, issued and outstanding immediately prior to the Effective Time of the Merger, respectively, into
     (i) FYI Stock and (ii) shares of Common Stock, $.01 par value per share, of the Surviving Corporation, shall be as follows:

             As of the Effective Time of the Merger:

                      (a) All of the shares of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be deemed to represent (i) that number of shares of FYI Stock determined pursuant to Section
             2.2 below and (ii) the right to receive the amount of cash determined pursuant to Section 2.2 below, such shares and cash to be distributed to the Stockholder as provided in Annex I hereto;

                      (b) All shares of Company Stock that are held by the Company as treasury stock (as defined in Section 5) shall be cancelled and retired and no shares of FYI Stock or other consideration shall be delivered or paid in exchange therefor; and

                      (c) Each share of Newco Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of FYI, automatically be converted into one fully paid and non-assessable share of Common Stock of the Surviving Corporation that shall constitute all of the issued and outstanding shares of Common Stock of the Surviving Corporation immediately after the Effective Time of the Merger.

             All FYI Stock received by the Stockholder as of the Effective Time of the Merger shall, except for restrictions on resale or transfer described in Section 11.2 hereof, have the same rights as all the other shares of outstanding FYI Stock. All voting rights of such FYI Stock received by the Stockholder shall be fully exercisable by the Stockholder and the Stockholder shall not be deprived nor restricted in exercising those rights. At the Effective Time of the Merger, FYI shall have no class of capital stock issued and outstanding which, as a class, shall have any rights or preferences senior to the shares of FYI Stock received by the Stockholder, including, without limitation, any rights or preferences as to dividends or as to the assets of FYI upon liquidation or dissolution or as to voting rights.

             2.2 CALCULATION OF FYI SHARES. All Company Stock shall be converted, as a result of the Merger, into the number of shares of FYI Stock and the amount of cash set forth in Annex I attached hereto.

             2.3 EARNINGS ADJUSTMENT. All earnings and cash flow of the Company for the period from and after the close of business on April 30, 1996 (the "Effective Date") through the Effective Time of the Merger shall be for the benefit of Newco and shall be conveyed to Newco at the Closing pursuant to the Merger of the Company into Newco. Prior to the time of the Closing, the Stockholder shall have received as a distribution from the Company the sum of $236,683, such sum representing the best estimate of the Stockholder and the Company of the amount of 1996 earnings of the Company prior to April 30, 1996. Following the Closing and prior to June 30, 1996, the Stockholder and the Surviving Corporation shall ascertain the actual 1996 earnings of the Company prior to April 30, 1996. To the extent that actual 1996 earnings of the Company prior to April 30, 1996 are less than $236,683, FYI shall be entitled to a dollar for dollar reimbursement from the Stockholder in the amount of such shortfall, which shall be paid by the Stockholder within thirty (30) days after such shortfall is determined by the parties hereto. To the extent that actual 1996 earnings of the Company prior to April 30, 1996 are in excess of $236,683, the Stockholder shall be entitled to a dollar for dollar reimbursement from FYI in the amount of such surplus, which shall be paid by the Company within thirty (30) days after such surplus is determined by the parties hereto; provided, that in no event will the surplus paid to the Stockholder pursuant to this sentence be more than $150,000. Any such dividend shall be payable solely from earnings of the

     Company. In no event will FYI directly or indirectly supply the funds used to pay such dividend.

             2.4 ACCUMULATED ADJUSTMENTS ACCOUNT. Immediately prior to the Effective Time of the Merger, the Company shall distribute to the Stockholder an amount equal to $252,927, which amount constitutes the Company's Accumulated Adjustments Account as defined in Section 1368(e) of the Code.

     3.      DELIVERY OF SHARES

             3.1      DELIVERY PROCEDURE.      At or after the Effective Time
     of the Merger and at the Closing the Stockholder, as the holder of all outstanding certificates representing shares of Company Stock, shall, upon surrender of such certificates, be entitled to receive the number of shares of FYI Stock and the amount of cash calculated pursuant to Section
     2.2 above less FYI Stock valued at $250,000 to be delivered to the Escrow Agent to be held thereby in accordance with the terms of the Escrow Agreement (each as defined below in Section 7).

             3.2 DELIVERY BY THE STOCKHOLDER. The Stockholder shall deliver to FYI at Closing (as defined below in Section 4) the certificates representing Company Stock, duly endorsed in blank by the Stockholder, or accompanied by blank stock powers, with signatures guaranteed by a national or state chartered bank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. The Stockholder agrees promptly to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Stock or with respect to the stock powers accompanying any Company Stock.

     4.      CLOSING

             On the Closing Date (as defined below), the parties shall take all actions necessary (i) to effect the Merger (including, if permitted by applicable state law, the filing with the appropriate state authorities of the Articles of Merger) and (ii) to effect the conversion and delivery of shares referred to in Section 3 hereof (hereinafter referred to as the "Closing"). The Closing shall take place at the offices of Locke Purnell Rain Harrell (A Professional Corporation), 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201. The date on which the Closing shall occur shall be referred to as the "Closing Date." On the Closing Date, the Articles of Merger shall be filed with the appropriate state authorities, or if already filed shall become effective, and all transactions contemplated by this Agreement, including the conversion and delivery of shares, the delivery by wire transfer or by a certified check or checks in an amount equal to the cash portion of the consideration that the Stockholder shall be entitled to receive pursuant to the Merger referred to in Section 2 hereof, shall occur and be deemed to be completed. Time is of the essence.

     5.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER

             (A)      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
     STOCKHOLDER

             Each of the Company and the Stockholder jointly and severally represent and warrant that all of the following representations and warranties in this Section 5(A) are true at the date of this Agreement and at the time of the Closing.

             5.1 AUTHORIZATION. This Agreement has been duly executed and delivered by each of the Stockholder and the Company and constitutes the valid and binding obligation of each such party, enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification hereunder may be limited under applicable securities laws. The Company has full corporate power, capacity and authority to execute this Agreement and the Articles of Merger and all other agreements and documents contemplated hereby.

             5.2 ORGANIZATION, EXISTENCE AND GOOD STANDING OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, financial condition, results of operations or prospects of the Company. Set forth on Schedule 5.2 is a list of the jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation. True, complete and correct copies of the Articles of Incorporation (as of the date hereof, certified by an officer of the Company and by the Secretary of State or other appropriate authority of the applicable states of incorporation) and By-laws (as of the date hereof, certified by an officer of the Company), of the Company are attached hereto on Schedule 5.2. Except as set forth on Schedule 5.2, the minute books of the Company, as heretofore made available to FYI, are correct and complete in all material respects.

             5.3      CAPITAL STOCK OF THE COMPANY.

                      (a) The Company's authorized capital stock is as set forth in Section 1.4(a). All of the Company Stock has been validly issued and is fully paid and nonassessable and no holder thereof is entitled to any preemptive rights. There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating the Company to issue any shares of capital stock or other securities or to purchase, redeem or otherwise acquire any shares of capital stock or other securities, or to pay any dividend or make any distribution in respect thereof.

                      (b) The Stockholder (i) owns of record and beneficially and has good and marketable title to all of the issued and outstanding shares of the Company Stock, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever (collectively, "Liens"), and (ii) has the right to vote the Company Stock on any matters as to which any shares of the Company Common Stock are entitled to be voted under the laws of the state of the Company's incorporation and the Company's Certificate of Incorporation and By-laws, free of any right of any other person.

             5.4 NO SUBSIDIARIES. The Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

             5.5      FINANCIAL STATEMENTS.

                      (a) The Company has previously furnished to FYI and Newco the audited balance sheet of the Company as of December 31, 1995 and the related statements of operations, stockholder's equity and cash flows for the three fiscal years then ended, together with the report thereon by C.W. Amos & Company, independent public accountants, and the footnotes thereto, together with the statements of operations, stockholder's equity and cash flows for the four-month period ended April 30, 1996 (collectively, the "Financial Statements"). The Financial Statements present fairly the financial position and results of operations of the Company as of the indicated dates and for the indicated periods, and other than the financial statements for the four-month period ended April 30, 1996 (which do not contain year-end accruals or footnotes), have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"). To the extent requested, the Company has previously permitted FYI and Newco full access to papers pertaining to the Financial Statements, including those work papers in the possession of or prepared by C.W. Amos & Company.

                      (b) Except to the extent (and not in excess of the amounts) reflected in the December 31, 1995 balance sheet included in the Financial Statements or as disclosed on Schedule 5.5, the Company has no known liabilities or obligations (including, without limitation, Taxes (as defined in Section 5.8) payable and deferred Taxes and interest accrued since December 31, 1995) required to be reflected in the Financial Statements (or the notes thereto) in accordance with GAAP other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to April 30, 1996. The Company has also delivered to FYI on Schedule 5.5, in the case of those liabilities that are contingent, a reasonable estimate of the maximum amount that may be payable. For each such contingent liability, the Company has provided to FYI the following information:

                              (i) A summary description of the liability together with the following:

                                       (A)     Copies of all relevant
                              documentation relating thereto;

                                       (B)     Amounts claimed and any other
                              action or relief sought; and

                                       (C)     Name of claimant and all other
                              parties to the claim, suit or proceeding.

                              (ii) The name of each court or agency before which such claim, suit or proceeding is pending; and

                              (iii) The date such claim, suit or proceeding was instituted.

             5.6 ACCOUNTS AND NOTES RECEIVABLE. Set forth on Schedule 5.6 is an accurate list of the accounts and notes receivable of the Company as of April 30, 1996, including any such amounts that are not reflected in the balance sheet as of April 30, 1996 included within the Financial Statements, and including receivables from and advances to employees and the Stockholder. The Company shall provide FYI with an aging of all accounts and notes receivable showing amounts due in 30-day aging categories. Amounts reserved on the Financial Statements for uncollectible accounts and notes receivable are reasonable and adequate.

             5.7 PERMITS AND INTANGIBLES. The Company owns or holds all licenses, franchises, permits and other governmental authorizations, including permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights, the absence of any of which would have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Company taken as a whole (a "Material Adverse Effect"). The Company has delivered to FYI an accurate list and summary description as Schedule 5.7 hereto of all such licenses, franchises, permits and other governmental authorizations. To the knowledge of the Company and the Stockholder, the licenses, franchises, permits and other governmental authorizations listed on Schedule 5.7 are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. To the knowledge of the Company and the Stockholder, the Company has conducted and is conducting its business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in applicable permits, licenses, orders, approvals, variances, rules and regulations, and is not in violation of any of the foregoing except where such noncompliance or violation would not have a Material Adverse Effect. Except as specifically provided on
     Schedule 5.7, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or materially adversely affect the rights and benefits afforded to the Company by, any such licenses, franchises, permits and governmental authorizations.

             5.8      TAX MATTERS.

                      (a) Except as set forth on Schedule 5.8, the Company has filed all income tax returns required to be filed by thereby and all returns of other Taxes (as defined below) required to be filed thereby and have paid or provided for all Taxes required to be paid in respect of periods for which such returns were due and has established an adequate accrual or reserve for the payment of Taxes required to be paid in respect of the period subsequent to the last of said periods required to be so accrued or reserved up to and including the Closing Date. Except as set forth on Schedule 5.8, (i) no action or proceeding for the assessment or collection of any Taxes is pending against the Company; (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against the Company that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes. No federal, state or foreign income tax returns of the Company have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. Except as set forth on Schedule 5.8, all Taxes that the Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

                      (b) The Company is not a party to any Tax allocation or sharing agreement.

                      (c) None of the assets of the Company constitutes tax-exempt bond financed property or tax- exempt use property, within the meaning of Section 168 of the Code, except as set forth on Schedule 5.8. No Acquired Party is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code.

                      (d) At the Closing Date, the Company will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Closing Date. For purposes of making this representation, amounts paid by the Company to pay reorganization expenses, and all redemptions and distributions in anticipation of or as part of the plan of reorganization by the Company, including, but not limited to the distributions pursuant to Sections 2.3 and 2.4 hereof, will be included as assets of the Company immediately prior to the Merger.

                      (e) At the Closing Date, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect FYI's acquisition or retention of ownership of more than eighty percent (80%) of the total combined voting power of all classes of Company stock and more than eighty percent (80%) of the total number of shares of each class of Company non-voting stock. The Company has no plan or intention to issue additional shares of its stock that would result in FYI losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

                      (f) The liabilities of the Company to be assumed by Newco and the liabilities to which the transferred assets are subject were incurred by the Company in the ordinary course of its trade or business.

                      (g) There is no plan or intention by the Stockholder to sell, exchange, or otherwise dispose of any of the shares of FYI Stock received in the Merger. For purposes of this representation, shares of Company Stock exchanged for cash or other property and shares of Company Stock exchanged for cash in lieu of fractional shares of FYI Stock will be treated as outstanding Company Stock on the date of the transaction. Moreover, shares of Company Stock and shares of FYI stock held by the Stockholder and otherwise sold, redeemed, or disposed of prior to or subsequent to the Closing Date will be considered in making this representation. In addition, there is no plan or intention by the Stockholder to sell, exchange or otherwise dispose of FYI Stock, if any, received by the Stockholder pursuant to Section 10.11.

                      (h) The Company and the Stockholder will each pay their respective expenses, if any, incurred in connection with the Merger.

                      (i) The Company qualifies as an S corporation within the meaning of Subchapter S of the Code.

             5.9      ASSETS AND PROPERTIES.

                      (a) Real Property. Schedule 5.9 contains a list of all real properties owned by the Company (the "Real Property"). Except as set forth on Schedule 5.9, the Company has good and marketable fee simple title to all Real Property and none of the Real Property is subject to any Lien, except as set forth in the title policy set forth on Schedule 5.9.

                      (b)     Personal Property.  Except as set forth on
     Schedule 5.9 and except for inventory and supplies disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past practice, the Company owns all of its inventory, equipment and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Financial Statements or acquired since December 31, 1995, to the knowledge of the Company and the Stockholder, free and clear of any Liens, except for statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable.

                      (c)     Condition of Properties.  Except as set forth on
     Schedule 5.9, the Real Property and all improvements thereto, to the knowledge of the Company and the Stockholder, the leasehold estates the subject of the Real Property Leases (as defined in Section 5.10) and the tangible personal property owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted; and neither the Company nor the Stockholder has any knowledge of any condition not disclosed herein of the Real Property, the improvements thereto or any such leasehold estate that is reasonably likely to materially affect the fair market value, use or operation of the Real Property, such improvements or any leasehold estate or otherwise have a Material Adverse Effect.

                      (d) Compliance. To the knowledge of the Company and the Stockholder, the ownership, operation, use and occupancy of the Real Property, the improvements thereto and the leasehold estates the subject of the Real Property Leases as currently operated, used and occupied are in material compliance with all applicable zoning, building, health, flood control, fire or other laws, ordinances, orders or regulations or any restrictive covenants. To the knowledge of the Company and the Stockholder, there are no material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting any portion of the Real Property, any improvements thereto or the leasehold estates and no written notice of any such violation has been issued by any governmental authority.

             5.10 REAL PROPERTY LEASES; OPTIONS. Schedule 5.10 sets forth a list of (i) all leases and subleases under which the Company is lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto ("Real Property Leases"); (ii) all material options held by the Company or contractual obligations on the part of the Company to purchase or acquire any interest in real property; and (iii) all options granted by the Company or contractual obligations on the part of the Company to sell or dispose of any material interest in real property. Copies of all Real Property Leases and such options and contractual obligations have been delivered to FYI and Newco. The Company has not assigned any Real Property Leases or any such options or obligations. There are no Liens on the interest of the Company in the Real Property Leases, subject only to (i) Liens for taxes and assessments not yet due and payable and
     (ii) those matters set forth on Schedule 5.10. The Real Property Leases and options and contractual obligations listed on Schedule 5.10 are in full force and effect and constitute binding obligations of the Company and the other parties thereto, and (x) there are no defaults thereunder and (y) no event has occurred that with notice, lapse of time or both would constitute a default by the Company or, to the best knowledge of the Company and the Stockholder, by any other party thereto.

             5.11 ENVIRONMENTAL LAWS AND REGULATIONS. To the knowledge of the Company and the Stockholder:

                      (a)     (i)      The ownership and operations of the
     "Subject Property," as defined below, and any use, storage, treatment, disposal, or transportation of "Hazardous Substances," as defined below, that has occurred in or on the Subject Property prior to the date of this Agreement have been in material compliance with "Environmental Requirements," as defined below; (ii) during the ownership, occupancy and operation of the Subject Property by the Company, or prior to its ownership, occupancy or operation, no release, leak, discharge, spill, disposal or emission of Hazardous Substances has occurred in, on or under the Subject Property in a quantity or manner that violates or requires remediation under Environmental Requirements; (iii) the Subject Property is free of Hazardous Substances as of the date of this Agreement that could reasonably be expected to have a Material Adverse Effect; (iv) there is no pending or threatened litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Substances or Environmental Requirements; (v) there is no ACM (as defined below), within the Subject Property, whether friable or non-friable, and there are no regulated above- ground or underground storage tank systems as defined pursuant to applicable Environmental Requirements located at the Subject Property; and (vi) the Company has never owned, operated, or leased any real property other than the Subject Property except as set forth on
     Schedule 5.11 hereto.

                      (b) Definitions. As used in this Agreement, the following terms shall have the following meanings:

                      "Environmental Requirements" means all applicable laws,
             statutes, rules, regulations, ordinances, judgments, decrees, orders, agreements and other restrictions and requirements (whether now or hereafter in effect) of any governmental authority, including, without limitation, federal, state and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

                      "Hazardous Substance" means (i) any "hazardous substance"
             as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. Sections 9601 et seq.)("CERCLA") or any regulations promulgated thereunder; (ii) petroleum and petroleum by-products; (iii) material containing more than one percent (1%) asbestos ("ACM"); or (iv) any additional substances or materials that are currently defined as pollutants, hazardous or toxic under Environmental Requirements.

                      "Subject Property" means the Real Property and all
             property subject to the Real Property Leases.

             5.12     CONTRACTS.

                      (a) Set forth on Schedule 5.12 is a list of all contracts, agreements, arrangements and commitments (whether oral or written) to which the Company is a party or by which its assets or business are bound including, without limitation, contracts, agreements, arrangements or commitments that relate to (i) the sale, lease or other disposition by the Company of all or any substantial part of its business or assets (otherwise than in the ordinary course of business), (ii) the purchase or lease by the Company of a substantial amount of assets (otherwise than in the ordinary course of business), (iii) the supply by the Company of any customer's requirements for any item or the purchase by the Company of its requirements for any item or of a vendor's output of any item, (iv) lending or advancing funds by the Company, (v) borrowing of funds or guaranteeing the borrowing of funds by any other person, whether under an indenture, note, loan agreement or otherwise, (vi) any transaction or matter with any affiliate of the Company, (vii) noncompetition, (viii) licenses and grants to or from the Company relating to any intangible property listed on Schedule 5.18, (ix) the acquisition by the Company of any operating business or the capital stock of any person since December 31, 1995, or (x) any other matter that is material to the business, assets or operations of the Company, and excluding with respect to clauses (i) through (iii) and clause (v) of this Section 5.12(a) contracts, agreements, arrangements or commitments (a) that may be cancelled upon thirty (30) days' notice or less by the Company without incurring any Material Adverse Effect, or (B) involve or are reasonably expected to involve the payment of consideration having an aggregate value of $50,000 or less during the fiscal year ending December 31, 1996 ("Contracts").

                      (b) Except as set forth on Schedule 5.12, each Contract is in full force and effect on the date hereof, the Company has not given or received notice of any default under any Contract, and, to the knowledge of the Company and the Stockholder, neither the Company nor any other party to any Contract is in default thereunder.

             5.13 NO VIOLATIONS. A certified copy of the Articles of Incorporation and a true, correct and complete copy of the By-laws, both as amended to date, of the Company (the "Charter Documents") have been delivered to FYI. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by the Company and the Stockholder and the consummation of the transactions contemplated hereby will not (i) violate any provision of any Charter Document, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or the Stockholder or its or his respective properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any Contract or any material license, franchise or permit of the Company or any other agreement, contract, indenture, mortgage or instrument to which the Company is a party or by which any of its properties or assets is bound, except where such violation, breach, default or encumbrance, right of termination, cancellation or acceleration would not have a Material Adverse Effect.

             5.14 GOVERNMENT CONTRACTS. Except as set forth on Schedule 5.14, the Company is not now a party to any governmental contracts subject to price redetermination or renegotiation.

             5.15 CONSENTS. Except as set forth on Schedule 5.15, no consent, approval or other authorization of any governmental authority or under any Contract or other agreement or commitment to which the Company or the Stockholder is a party or by which its or his respective assets are bound is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Company and the Stockholder or the consummation by the Company and the Stockholder of the transactions contemplated hereby, except where the failure to obtain such consent, approval or authorization would not constitute a Material Adverse Effect.

             5.16     LITIGATION AND RELATED MATTERS.  Set forth on Schedule
     5.16 is a list of all actions, suits, proceedings, investigations or grievances (of which the Company has received written notice) pending against the Company or, to the knowledge of the Company and the Stockholder, threatened against the Company, the business or any property or rights of the Company, at law or in equity, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies"). To the knowledge of the Company and the Stockholder, none of the actions, suits, proceedings or investigations listed on Schedule
     5.16 either (i) results or would, if adversely determined, have a Material Adverse Effect or (ii) affects or would, if adversely determined, affect the right or ability of the Company to carry on its business substantially as now conducted. The Company is not subject to any written continuing court or Agency order, writ, injunction or decree applicable specifically to its business, operations or assets or its employees, nor in default with respect to any order, writ, injunction or decree of any court or Agency with respect to its assets, business, operations or employees.
     Schedule 5.16 lists (x) all worker's compensation claims outstanding against the Company as of the date hereof and (y) all actions, suits or proceedings filed by or against the Company since December 31, 1995.

             5.17 COMPLIANCE WITH LAWS. To the knowledge of the Company and the Stockholder, the Company (a) is in compliance with all applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments and decrees, and (b) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business in the manner in which and in the jurisdictions and places where such business is now conducted, except where the failure to so comply would not have a Material Adverse Effect.

             5.18 INTELLECTUAL PROPERTY RIGHTS. Schedule 5.18 lists the domestic and foreign trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications, patents, patent applications, patent licenses, software licenses and copyright registrations and applications owned by the Company or used thereby in the operation of its business (collectively, the "Intellectual Property"), which Schedule indicates (i) the term and exclusivity of its rights with respect to the Intellectual Property and
     (ii) whether each item of Intellectual Property is owned or licensed by the Company, and if licensed, the licensor and the license fees therefor. Unless otherwise indicated on Schedule 5.18, the Company has the right to use and license the Intellectual

     Property, and the consummation of the transactions contemplated hereby will not result in the loss or material impairment of any rights of the Company in the Intellectual Property. Each item constituting part of the Intellectual Property has been, to the extent indicated on Schedule 5.18, registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated on Schedule 5.18; all such registrations, filings and issuances remain in full force and effect; and all fees and other charges with respect thereto are current. Except as stated on Schedule 5.18, to the knowledge of the Company and the Stockholder, there are no pending proceedings or adverse claims made or, to the knowledge of the Company and the Stockholder, threatened against the Company with respect to the Intellectual Property; there has been no litigation commenced or threatened in writing within the past five (5) years with respect to the Intellectual Property or the rights of the Company therein; and the Company and the Stockholder have no knowledge that (i) the Intellectual Property or the use thereof by the Company conflicts with any trade names, trademarks, service marks, trademark or service mark registrations or applications, patents, patent applications, patent licenses or copyright registrations or applications of others ("Third Party Intellectual Property"), or (ii) such Third Party Intellectual Property or its use by others or any other conduct of a third party conflicts with or infringes upon the Intellectual Property or its use by the Company.

             5.19 EMPLOYEE BENEFIT PLANS. Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company or any of its Group Members (as defined below) (collectively, the "Plans") is listed on Schedule 5.19, is in substantial compliance with applicable law and has been administered and operated in all material respects in accordance with its terms. None of the Plans are employee pension benefit plans within the meaning of Section 3(2) of ERISA. No Plan is subject to Title IV of ERISA, and neither the Company nor any Group Member has made any contributions to or participated in any "multiple employer plan" (within the meaning of the Code or ERISA) or "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA). Full payment has been made of all amounts that the Company were required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and all amounts properly accrued to date as liabilities of the Company that have not been paid have been properly recorded on the Financial Statements.
     The Company and, to the knowledge of the Company and the Stockholder, no other "disqualified person" or "party in interest" (within the meaning of Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that could be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. No material claim, action, proceeding, or litigation has been made, commenced or, to the knowledge of the Company and the Stockholder, threatened with respect to any Plan (other than for benefits payable in the ordinary course). No Plan or related trust owns any securities in violation of Section 407 of ERISA. Neither the Company nor any Group Member has incurred any liability or taken any action, or has any knowledge of any action or event, that could cause it to incur any liability (i) under Section 4971 of the Code or Title IV of ERISA with respect to any "single employer plan" (within the meaning of Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any "multi-employer plan" (within the meaning of Section 4001(a)(3) of ERISA), (iii) on account of unpaid contributions to any such multi-employer plan, or (iv) to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 4980B(f) of the Code. Except as set forth on Schedule 5.19, neither the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby will (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" (within the meaning of Section 280G of the Code). For purposes of this Agreement, "Group Member" shall mean any member of any "affiliated service group" as defined in Section 414(m) of the Code that, prior to the Closing Date, includes the Company, any member of any "controlled group of corporations" as defined in Section 1563 of the Code that, prior to the Closing Date, includes the Company or any member of any group of "trades or businesses under common control" as defined by Section 414(c) of the Code that, prior to the Closing Date, includes the Company.

             5.20     EMPLOYEES; EMPLOYEE RELATIONS.

                      (a) Schedule 5.20 sets forth (i) the name and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by the Company to each employee whose current total annual compensation or estimated compensation is $25,000 or more, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by the Company to each such person, (iii) any increase to become payable after the date of this Agreement by the Company to employees other than those specified in clause (i) of this Section 5.20(a), (iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by the Company to, or made to the Company by, any director, officer or employee, (v) all other transactions between the Company and any director, officer or employee thereof since April 30, 1996, and (vi) all accrued but unpaid vacation pay owing to any officer or employee that is not disclosed on the Financial Statements.

                      (b) Except as disclosed on Schedule 5.20, the Company is not a party to, or bound by, the terms of any collective bargaining agreement, and the Company has not experienced any labor difficulties of a type reasonably likely to have a Material Adverse Effect during the last five (5) years. Except as set forth on Schedule 5.20, there are no labor disputes existing, or to the best knowledge of the Company and the Stockholder, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the knowledge of the Company and the Stockholder, are threatened.

                      (c) The relationships enjoyed by the Company with its respective employees are generally good and the Company and the Stockholder have no knowledge of any facts that would indicate that the employees of the Company will not continue in the employ thereof following the Closing on a basis similar to that existing on the date of this Agreement. Except as disclosed on Schedule 5.20, the Company is not a party to any employment contract with any individual or employee, either express or implied, and there are no employee handbooks issued or adopted by the Company. Except as disclosed on Schedule 5.20, to the knowledge of the Company and the Stockholder, no legal proceedings, charges, complaints or similar actions exist under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246;
     (iv) state laws with respect to tortious employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the best knowledge of the Company and the Stockholder, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints, or claims, whether valid or not. Except as disclosed on Schedule 5.20, the Company is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Company. Since December 31, 1994 the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws; and the Company has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending April 30, 1996.

             5.21 INSURANCE. Schedule 5.21 contains an accurate list of the policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, the Company. Except as set forth in Schedule 5.21, all such policies are in full force and effect and shall remain in full force and effect through the Closing Date. Neither the Company nor the Stockholder has received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. Except as disclosed on Schedule 5.21, no pending claims made by or on behalf of the Company under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer thereof. All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies have been timely paid.

             5.22 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except as described on Schedule 5.22, no stockholder, officer, director or affiliate of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee or competitor of the Company. Ownership of securities of a corporation whose securities are registered under the Securities Exchange Act of 1934 not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 5.22.

             5.23 BUSINESS RELATIONS. Schedule 5.23 contains an accurate list of all significant customers of the Company (i.e., those customers representing five percent (5%) or more of the Company's revenues for the twelve (12) months ended December 31, 1995. Except as set forth on
     Schedule 5.23, to the actual knowledge of the Company and the Stockholder, no customer or supplier of the Company will cease to do business therewith after the consummation of the transactions contemplated hereby, which cessation would have a Material Adverse Effect. Except as set forth on
     Schedule 5.23, since December 31, 1995, the Company has not experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and, to the knowledge of the Company and the Stockholder, no such shortage of supply of inventory items is threatened or pending. The Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

             5.24 OFFICERS AND DIRECTORS. Set forth on Schedule 5.24 is a list of the current officers and directors of the Company.

             5.25 BANK ACCOUNTS AND POWERS OF ATTORNEY. Schedule 5.25 sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Schedule 5.25. Except as disclosed on such Schedule, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

             5.26 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule 5.26 or as otherwise contemplated by this Agreement, since December 31, 1995, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Company (whether or not covered by insurance), (b) any event or circumstance in the business, operations, financial condition or results of operations or prospects of the Company that would have a Material Adverse Effect, (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Company, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, (d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the capital stock or other securities of the Company, any repurchase, redemption or other acquisition by the Company of any capital stock or other securities, or any agreement, arrangement or commitment by the Company to do so, (e) any increase that is material in the compensation payable or to become payable by the Company to its directors, officers, employee or agents or any increase in the rate or terms of any bonus, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers, employees or agents, except as set forth on Schedule 5.26, (f) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of the assets of the Company, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by the Company, (g) any change in the relations of the Company with or loss of its customers or suppliers, of any loss of business or increase in the cost of inventory items or change in the terms offered to customers, which would have a Material Adverse Effect, or (h) any capital expenditure (including any capital leases) or commitment therefor by the Company in excess of $10,000.

             5.27 WARRANTY WORK. The Company does not expect to incur any liability for warranty claims in excess of $50,000 in the twelve-month period following the Closing.

             (B)      REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.

             The Stockholder represents and warrants that the representations and warranties in this Section 5(B) are true as of the date of this Agreement and at the time of the Closing.

             5.28 AUTHORITY; OWNERSHIP. The Stockholder has the full legal right, power and authority to enter into this Agreement. The Stockholder owns beneficially and of record all of the shares of the Company Stock, which constitutes all of the outstanding shares of capital stock of the Company, and, except as set forth on Schedule 5.28 hereof, such Company Stock is owned free and clear of all Liens. The Stockholder has owned the Company Stock since 1992.

             5.29 PREEMPTIVE RIGHTS. The Stockholder does not have, or hereby waives, any preemptive or other right to acquire shares of Company Stock or FYI Stock, that the Stockholder has or may have had other than rights of the Stockholder to acquire FYI Stock pursuant to (i) this Agreement or (ii) any option granted by FYI.

             5.30 NO INTENTION TO DISPOSE OF FYI STOCK. There is no current plan or intention by the Stockholder to sell, exchange or otherwise dispose of any of the shares of the FYI Stock received in the Merger. For purposes of this representation, shares of

     Company Stock exchanged for cash or other property and shares of Company Stock exchanged for cash in lieu of fractional shares of FYI Stock will be treated as outstanding Company Stock on the date of the transaction. Moreover, shares of Company Stock and shares of FYI Stock held by the Stockholder and otherwise sold, redeemed, or disposed of prior to or subsequent to the Closing Date will be considered in making this representation. In addition, there is no plan or intention by the Stockholder to sell, exchange or otherwise dispose of FYI Stock, if any, received by the Stockholder pursuant to Section 10.11.

             5.31 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement, the Employment Agreement, the Noncompetition Agreement, the Lock-Up Agreement and the Escrow Agreement (each as defined below) by the Stockholder and the performance by the Stockholder of the transactions contemplated herein or therein have been authorized by the Stockholder, and this Agreement and the Employment Agreement, the Noncompetition Agreement, the Lock-Up Agreement and the Escrow Agreement have each been duly executed and delivered and are the legal, valid and binding obligations of the Stockholder in accordance with their respective terms.

             5.32     S CORPORATION.  The Company made a valid election under
     Section 1362(a) of the Code, effective January 1, 1992, to be taxed as an S corporation under the Code. As of immediately prior to the Closing, the Company qualifies as an S corporation within the meaning of Subchapter S of the Code.

     6.      REPRESENTATIONS OF FYI AND NEWCO

             FYI and Newco severally and jointly represent and warrant that all of the following representations and warranties in this Section 6 are true as of the date of this Agreement and shall be true at the time of Closing.

             6.1 DUE ORGANIZATION. Each of FYI and Newco is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a material adverse effect on its business, operations, affairs, properties, assets or condition (financial or otherwise).

             6.2 FYI STOCK. The FYI Stock to be delivered to the Stockholder at the Closing Date shall constitute valid and legally issued shares of FYI, fully paid and nonassessable, and except as set forth in this Agreement, (a) will be owned free and clear of all Liens, and (b) will be legally equivalent in all respects to the FYI Stock issued and outstanding as of the date hereof. The shares of FYI Stock to be issued to the Stockholder pursuant to this Agreement will be registered under the Securities Act of 1933, as amended, (the "1933 Act").

             6.3 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement, the Employment Agreement, the Noncompetition Agreement, the Lock-Up Agreement and the Escrow Agreement by FYI and Newco and the performance by each of FYI and Newco of the transactions contemplated herein or therein have been or will be duly and validly authorized by the respective Boards of Directors of FYI and Newco, and this Agreement and the Employment Agreement, the Noncompetition Agreement, the Lock-Up Agreement and the Escrow Agreement have each been duly and validly authorized by all necessary corporate action, duly executed and delivered and are the legal, valid and binding obligations of each of FYI and Newco, enforceable against each of FYI and Newco in accordance with their respective terms.

             6.4 AUTHORIZATION. The representatives of FYI and Newco executing this Agreement have the corporate authority to enter into and bind FYI and Newco to the terms of this Agreement. FYI and Newco have the full legal right, power and authority to enter into this Agreement and the Merger.

             6.5 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated by and the fulfillment of the terms hereof and thereof will not:

                      (a) Conflict with, or result in a breach or violation of Certificate of Incorporation or By- laws of either FYI or Newco;

                      (b) Materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which either FYI or Newco is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of FYI's or Newco's properties pursuant to (i) any law or regulation to which either FYI or Newco or any of their respective property is subject, or (ii) any judgment, order or decree to which FYI or Newco is bound or any of their respective property is subject; or

                      (c) Result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of FYI or Newco.

             6.6 CAPITALIZATION OF FYI AND OWNERSHIP OF FYI STOCK. The authorized and outstanding capital stock of FYI and Newco is as set forth in Sections 1.4(b) and 1.4(c), respectively. All issued and outstanding shares of FYI stock are duly authorized, validly issued, fully paid and nonassessable. There are no obligations of FYI to repurchase, redeem or otherwise acquire any shares of FYI capital stock. Except as set forth on
     Schedule 6.6, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which FYI is a party or by which it is bound obligating FYI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of FYI or obligating FYI to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. All of the shares of FYI Stock to be issued to the Stockholder in accordance herewith will be duly authorized, validly issued, fully paid and nonassessable.

             6.7 TRANSACTIONS IN CAPITAL STOCK. There has been no transaction or action taken with respect to the equity ownership of FYI or Newco in contemplation of the transactions described in this Agreement that would prevent FYI from accounting for such transactions on a reorganization accounting basis.

             6.8 SUBSIDIARIES. Set forth on Schedule 6.8 hereto is a list of the subsidiaries of FYI (each an "FYI Subsidiary" and collectively the "FYI Subsidiaries"). Newco has no subsidiaries.

             6.9 BUSINESS; REAL PROPERTY; MATERIAL AGREEMENTS; FINANCIAL INFORMATION. Attached hereto as Schedule 6.9 are FYI's audited historical financial statements for the year ended December 31, 1995 and its financial statements as filed on Form 10-Q with the Securities and Exchange Commission for the quarter ended March 31, 1996. Such FYI financial statements have been prepared in accordance with GAAP and present fairly the financial position of FYI as of the indicated dates and for the indicated periods. FYI has provided the Company and the Stockholder with a true, complete and correct copy of its Registration Statement on Form S-1 (Registration No. 33-98608 and Registration No. 333-1084) and Prospectus Supplement to Prospectus as filed with the Securities and Exchange

     Commission on May 17, 1996 and of all amendments thereto. Newco was formed in May 1996, and has no historical financial statements or information.

             6.10 CONFORMITY WITH LAW. Neither FYI nor Newco is in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them that would have a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of FYI and the FYI Subsidiaries taken as a whole (an "FYI Material Adverse Effect"). Except as set forth on Schedule 6.10, there are no claims, actions, suits or proceedings, pending or, to the knowledge of FYI or Newco, threatened, against or affecting FYI or Newco, at law or in equity, or before or by any Agency having jurisdiction over either of them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. FYI (including the FYI Subsidiaries) has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing that would have an FYI Material Adverse Effect.

             6.11 NO VIOLATIONS. Copies of the Certificate of Incorporation (as of the date hereof, certified by the Secretary or an Assistant Secretary of each of FYI and Newco and by the Secretary of State of the State of Delaware) and the By-laws (certified by the Secretary or an Assistant Secretary of each of FYI and Newco), of FYI and Newco (the "FYI Charter Documents") are attached hereto as Annex II; neither FYI nor Newco is (a) in violation of any FYI Charter Document or (b) in default, under any material lease, instrument, agreement, license, permit to which it is a party or by which its properties are bound (the "FYI Material Documents"); and, (i) the rights and benefits of FYI (including the FYI Subsidiaries) under the FYI Material Documents will not be materially and adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of the FYI Material Documents or the FYI Charter Documents. Except as set forth on Schedule 6.11, none of the FYI Material Documents requires notice to, or the consent or approval of, any Agency or other third party to any of the transactions contemplated hereby to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. The minute books of FYI and of each FYI Subsidiary as heretofore made available to the Company are true and correct.

             6.12     TAXES.

                      (a) FYI and Newco will each pay its respective expenses, if any, incurred in connection with the Merger.

                      (b) Prior to the Merger, FYI will own all of the outstanding stock of Newco. At all times prior to the Merger, no person other than FYI has owned, or will own, any of the outstanding stock of Newco.

                      (c)     (i)      Newco was formed by FYI solely for the
             purpose of engaging in the transaction contemplated by the Agreement.

                              (ii) There were not as of the date of the Agreement and there will not be at the Closing Date, any outstanding or authorized options, warrants, convertible securities, calls, rights, commitments or any other agreements of any character which Newco is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, evidencing the right to subscribe for or acquire, any shares of its capital stock.

                              (iii) As of the date of this Agreement and the Closing Date, except for obligations or liabilities incurred in connection with (A) its incorporation or organization and (B) the transactions contemplated thereby and in the Agreement, Newco has not and will not have incurred, directly or indirectly through any subsidiary, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreement or arrangements with any person or entity.

                              (iv) Prior to the Closing Date, Newco did not own any asset other than an amount of cash necessary to incorporate Newco and to pay the expenses of the Merger attributable to Newco and such assets as were necessary to perform its obligations under this Agreement.

                              (v) FYI has no plan or intention to cause the Surviving Corporation to issue additional shares of its stock that would result in FYI losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

                      (d) FYI has no plan or intention to reacquire any of its stock issued in the Merger.

                      (e) FYI has no plan or intention to liquidate Newco or merge Newco with or into another corporation (other than the Company); sell or otherwise dispose of the stock of Newco; or cause Newco or any of its subsidiaries to sell or otherwise dispose of any of its assets or of any of the assets acquired from the Company, other than as contemplated by this Agreement, directly or indirectly, except for (i) dispositions made in the ordinary course of business, (ii) transfers of assets to a corporation all of whose outstanding stock is owned directly by Newco or (iii) transfers of assets by direct or indirect wholly-owned subsidiaries of Newco to other direct or indirect wholly-owned subsidiaries of Newco.

                      (f) Any liabilities of the Company assumed by Newco and any liabilities to which the transferred assets of the Company are subject were incurred by the Company as described in Section 6.12(c)(iii).

                      (g)     Based upon the accuracy of the representation in
             Section 5.8(d), FYI has no current plan or intention to cause the Company to hold less than ninety percent (90%) of the fair market value of its net assets and seventy percent (70%) of the fair market value of its gross assets immediately prior to the Closing Date, with such amount determined based on the same methodology described in Section 5.8(d).

             6.13 LITIGATION MATTERS. Except as set forth in Schedule 6.13, there are no actions, suits, proceedings or investigations pending, or to the knowledge of FYI or Newco, threatened in any court or before any Agency or instrumentality against or by FYI or Newco, its stock, assets or business that are reasonably likely to have an FYI Material Adverse Effect. There are no actions, suits, proceedings or investigations pending or, to the knowledge of FYI or Newco, threatened in any court or before any Agency or instrumentality against or by FYI or Newco that would prevent the consummation of the transactions contemplated herein.

             6.14 ANTITRUST MATTERS. Neither FYI's nor Newco's annual net sales for the period ended December 31, 1995, nor FYI's nor Newco's total assets as shown on the last regularly prepared balance sheets of FYI and Newco prepared prior to the Closing equal or exceed $100 million, so as to subject the transactions contemplated by this Agreement to the filing and notice requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

             6.15 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. Neither FYI nor Newco has used any accounting practices that are not in conformity with generally accepted accounting principles for the purpose of incorrectly reflecting on its financial statements or in its books of account, or for the purpose of not reflecting on its financial statements or in its books of account, any of the assets, liabilities, revenues or expenses of FYI or Newco.

     7.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDER AND THE
             COMPANY

             The obligations of the Stockholder and the Company with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions, except that no such waiver shall be deemed to affect the survival of the representations and warranties of FYI and Newco contained in Section 6 hereof.

             7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of FYI and Newco contained in Section 6 shall be true and correct as of the Closing Date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by FYI and Newco on or before the Closing Date shall have been duly complied with and performed.

             7.2 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to the Company and the Stockholder and their counsel.

             7.3 NO LITIGATION. No action or proceeding before a court or any other Agency shall have been instituted or threatened to restrain or prohibit the merger of Newco with the Company and no Agency shall have taken any other action or made any request of the Company as a result of which the management of the Company reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

             7.4 OPINION OF COUNSEL. The Company and the Stockholder shall have received an opinion from Locke Purnell Rain Harrell (A Professional Corporation), counsel for FYI, dated the Closing Date, in the form annexed hereto as Annex III.

             7.5 EMPLOYMENT AGREEMENT. Newco shall have executed and delivered to the Stockholder the Employment Agreement with the Stockholder in substantially the form attached hereto as Annex IV (the "Employment Agreement").

             7.6 ESCROW AGREEMENT. FYI and Newco shall have executed and delivered to the Stockholder the Escrow Agreement with the Stockholder and U.S. Trust Company of Texas, N.A. as escrow agent (the "Escrow Agent") in substantially the form attached hereto as Annex V (the "Escrow Agreement").

             7.7 CONSENTS AND APPROVALS. All necessary consents of and filings with any Agency relating to the consummation of the transactions contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no Agency shall have taken any other action or made any request of Company as a result of which Company deems it inadvisable to proceed with the transactions hereunder.

             7.8 GOOD STANDING CERTIFICATES. FYI and Newco each shall have delivered to the Company a certificate, dated as of a date not more than fifteen (15) days prior to the Closing Date, duly issued by the Delaware Secretary of State and in each state in which FYI or Newco is authorized to do business, showing that each of FYI and Newco is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for FYI and Newco, respectively, for all periods prior to the Closing have been filed and paid.

             7.9 RELEASES. FYI shall have caused the Stockholder and Antonia C. Bauer to be released from any and all guarantees on any obligations of the Company that they personally guaranteed for the benefit of the Company, with all such guarantees on indebtedness being assumed by FYI.

             7.10 STOCK OPTIONS. Effective at the Effective Time of the Merger, FYI shall have granted to the employees specified by the Stockholder nonqualified options to acquire an aggregate of 50,000 shares of FYI Stock pursuant to the terms of FYI 1995 Stock Option Plan (the "Plan"), with such options to have a per share exercise price equal to the Fair Market Value (as defined in the Plan) per share on the date of grant and to vest in twenty percent (20%) increments on each of the first through fifth anniversaries of the date of grant.

             7.11 NO MATERIAL ADVERSE CHANGE. No event or circumstance to that effect shall have occurred that would constitute an FYI Material Adverse Effect.

     8.      CONDITIONS PRECEDENT TO OBLIGATIONS OF FYI AND NEWCO

             The obligations of FYI and Newco with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions, except that no such waiver shall be deemed to affect the survival of the representations and warranties of the Company and the Stockholder contained in Section 5 hereof.

             8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of the Stockholder and the Company contained in this Agreement shall be true and correct as of the Closing Date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Stockholder and the Company on or before the Closing Date shall have been duly complied with and performed.

             8.2 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to FYI and its counsel.

             8.3 NO LITIGATION. No action or proceeding before a court or any other Agency shall have been instituted or threatened to restrain or prohibit the Merger of the Company with and into Newco and no Agency shall have taken any other action or made any request of FYI as a result of which the management of FYI reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

             8.4 EXAMINATION OF FINAL FINANCIAL STATEMENTS. Prior to the Closing Date, FYI shall have had sufficient time to review the unaudited consolidated balance sheets of the Company for the period ended April 30, 1996, and the unaudited consolidated statement of income, cash flows and retained earnings of the Company for the period ended April 30, 1996, disclosing no material adverse change in the financial condition of the Company, taken as a whole, or the results of its operations from the financial statements as of December 31, 1995.

             8.5 REPAYMENT OF INDEBTEDNESS. Prior to the Closing Date, the Stockholder shall have repaid the Company in full all amounts owing by the Stockholder to the Company.

             8.6 INSURANCE. FYI shall be named as an additional named insured on all of the Company's insurance policies.

             8.7      STOCKHOLDER RELEASE; AMENDMENT OF EMPLOYMENT AGREEMENT.
     (i) The Stockholder shall have delivered to FYI immediately prior to the Closing Date an instrument dated the Closing Date in substantially the form of Annex VI releasing the Company from any and all claims of the Stockholder against the Company and obligations of the Company to the Stockholder, except for items specifically identified on Schedule 8.7 as being claims of or obligations to the Stockholder and continuing obligations to Stockholder relating to his employment by the Surviving Corporation, and (ii) the Company shall have delivered to FYI an instrument in form and substance reasonably satisfactory to FYI amending the terms of the Company's employment letter agreement with Edna M. Bauer dated January 1, 1993 changing the expiration of the term of such agreement to December 31, 1999.

             8.8 TERMINATION OF RELATED PARTY AGREEMENTS. All existing agreements between the Company and the Stockholder or business or personal affiliates of the Company or the Stockholder, other than those set forth on Schedule 8.8, shall have been cancelled.

             8.9 OPINION OF COUNSEL. FYI shall have received an opinion from Sonnenschein Nath & Rosenthal, counsel to the Company and the Stockholder, dated the Closing Date, in the form annexed hereto as Annex VII.

             8.10 EMPLOYMENT AGREEMENT. The Stockholder shall have executed and delivered to FYI and Newco the Employment Agreement.

             8.11 NONCOMPETITION AGREEMENT. The Stockholder shall have executed and delivered to FYI and Newco the Noncompetition Agreement with FYI and Newco in substantially the form attached hereto as Annex VIII (the "Noncompetition Agreement").

             8.12 ESCROW AGREEMENT. The Stockholder shall have executed and delivered to the Escrow Agent and FYI and Newco the Escrow Agreement.

             8.13 LOCK-UP AGREEMENT. The Stockholder shall have executed and delivered to FYI and Newco the Lock-Up Agreement in substantially the form annexed hereto as Annex IX (the "Lock-Up Agreement") with respect to the shares of FYI Stock to be acquired thereby pursuant to Section 2 hereof containing the Stockholder's undertakings as set forth in Section
     11.2 hereof.

             8.14 CONSENTS AND APPROVALS. All necessary consents of and filings with any Agency relating to the consummation of the transactions contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no Agency shall have taken any other action or made any request of FYI as a result of which FYI deems it inadvisable to proceed with the transactions hereunder.

             8.15 GOOD STANDING CERTIFICATES. The Company shall have delivered to FYI a certificate, dated as of a date not more than fifteen
     (15) days prior to the Closing Date, duly issued by the appropriate governmental authority in the state of incorporation of the Company and, unless waived by FYI, in each state in which the Company is authorized to do business, showing the Company is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for the Company for all periods prior to the Closing have been filed and paid.

             8.16 NO MATERIAL ADVERSE EFFECT. No event or circumstance shall have occurred that would constitute a Material Adverse Effect.

     9.      COVENANTS AFTER CLOSING

             9.1 PRESERVATION OF TAX AND ACCOUNTING TREATMENT. After the Closing Date, FYI shall not and shall not permit any of the FYI Subsidiaries to undertake any act that would jeopardize the tax-free status of the reorganization, including:

                      (a) The retirement or reacquisition, directly or indirectly, of all or part of the FYI Stock issued in connection with the transactions contemplated hereby;

                      (b) The entering into of financial arrangements for the benefit of the Stockholder in his capacity as such;

                      (c) The disposition of any material part of the assets of the Company within the two (2) years following the Closing Date except in the ordinary course of business or to eliminate duplicate services or excess capacity;

                      (d) The discontinuance of the historic business of the Company; and

                      (e) The issuance of additional shares of Newco stock that would result in FYI losing control of Newco within the meaning of Section 368(c)(1) of the Code.

             9.2      PREPARATION AND FILING OF TAX RETURNS.

                      (a) Each party hereto shall, and shall cause its subsidiaries and affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies at no cost to the requesting party of all relevant portions of relevant returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file returns pursuant to this Agreement shall bear all costs of filing such returns.

                      (b) Each of the Company, Newco, FYI and the Stockholder shall comply with the tax reporting requirements of
             Section 1.368-3 of the Treasury Regulations promulgated under the Code, and shall treat the transaction as a tax-free reorganization under Section 368(a) of the Code unless otherwise required by law. The parties have independently determined and hereby agree that the transaction constitutes a tax-free reorganization under
             Section 368(a) of the Code and specifically that:

                              (i) Neither the Company, FYI or Newco is an investment company as defined in Section 368(a)(2)(F)(iii) and
             (iv) of the Code.

                              (ii) The fair market value of the assets of the Company exceeds the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

                              (iii) The Company is not under jurisdiction of a court in a Title 11 or similar case within the meaning of
             Section 368(a)(3)(A) of the Code.

                              (iv) The fair market value of the FYI stock and other consideration received by the Stockholder, will be approximately equal to the fair market value of the Company Stock surrendered in the Merger.

                              (v) There is no intercorporate indebtedness existing between FYI and the Company or between Newco and the Company that was issued, acquired, or will be settled at a discount.

                              (vi) None of the compensation received by any stockholder-employee of the Company after the Merger will be separate consideration for, or allocable to, any of their shares of the Company. None of the shares of FYI Stock received by the Stockholder in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to the Stockholder in his capacity as an employee including, but not limited to, amounts paid pursuant to the Employment Agreement between the Company and the Stockholder described in Section 7.5 and compensation in the form of stock options described in Section 7.10, will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                              (vii) No stock of Newco will be issued in the transaction.

                              (viii) The proposed Merger is effected through the laws of the United States, or a State or the District of Columbia.

                              (ix) The proposed Merger is being undertaken for reasons germane to the business of the Company.

             9.3      COVENANTS CONCERNING TERMINATION OF S ELECTION.

                      (a)     Taxes.

                              (i) Liability for Taxes Incurred During S Corporation Years. The Stockholder shall pay (and shall indemnify, defend and hold harmless the Surviving Corporation from and against liability with respect to) any and all Taxes, interest, penalties and additions to Taxes that are imposed on him or the Company and attributable to the taxable income of the Company for all taxable periods during which the Company was an S corporation (the "S Corporation Period"). The Stockholder shall pay (and shall indemnify, defend and hold harmless the Surviving Corporation from and against liability with respect to) any and all Taxes, interest, penalties and additions to Taxes that are imposed on him and/or the Company as a result of the Company's S election being treated as invalid or ineffective for any reason or such election being revoked or terminated prior to the Merger. Subject to any rights of the Stockholder under Section 10.4, the Stockholder shall pay (and shall indemnify, defend and hold harmless the Surviving Corporation from and against liability with respect to) any and all Taxes, interest, penalties and additions to Taxes that are imposed on him and/or the Company (or the Surviving Corporation) as a result of the Merger if the Merger fails to qualify as a tax-free transaction pursuant to Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.

                              (ii) Liability for Taxes Incurred During C Corporation Years Including C Short Year. The Surviving Corporation shall pay or cause to be paid (and shall indemnify, defend and hold harmless the Stockholder from and against liability with respect to) any and all Taxes, interest, penalties and additions to Taxes attributable to the taxable income of the Surviving Corporation for the period after the Merger (the "C Corporation Period").

                      (b) If the Stockholder receives notice of an intention by a taxing authority to audit any return of the Stockholder that includes any item of income, gain, deduction, loss or credit reported by the Company with respect to the S Corporation Period that the Stockholder has reason to believe may affect the Surviving Corporation's tax returns during the C Corporation Period, the Stockholder shall inform the Surviving Corporation, in writing, of the audit promptly after receipt of such notice. If the Stockholder receives notice from a taxing authority of any proposed adjustment for which the Surviving Corporation may be required to indemnify hereunder (a "Proposed Adjustment"), the Stockholder shall give notice to the Surviving Corporation of the Proposed Adjustment promptly after receipt of such notice from a taxing authority. Within twenty (20) days following its receipt of such notice, the Surviving Corporation shall give notice to the Stockholder of its determination as to whether or not it desires the Stockholder to contest such Proposed Adjustment. Upon such request the Stockholder, at his option and upon written notice to the Surviving Corporation within ten (10) days after his receipt of the notice described in the preceding sentence, shall (i) contest the Proposed Adjustment at the Surviving Corporation's expense and permit the Surviving Corporation to participate in (but not to control) such proceedings, or (ii) permit the Surviving Corporation to contest the Proposed Adjustment (including pursuing all administrative and judicial appeals and demands). The Surviving Corporation shall pay to the Stockholder on demand all reasonable costs and expenses (including reasonable attorneys' and accountants' fees) that the Stockholder may incur in contesting such Proposed Adjustments.
             The Stockholder shall not make, accept or enter into a settlement or other compromise, with respect to any Taxes indemnified hereunder, or forego or terminate any proceeding undertaken hereunder without the consent of the Surviving Corporation, which consent shall not be unreasonably withheld. The Stockholder will reasonably assist if the Surviving Corporation contests any Proposed Adjustment.

                      (c) If the Surviving Corporation receives notice of an intention by a taxing authority to audit any return of the Surviving Corporation that includes any item of income, gain, deduction, loss or credit reported by the Surviving Corporation with respect to the period after the Merger during which the Surviving Corporation is a C corporation that the Surviving Corporation has reason to believe may affect the Stockholder's tax returns during the S Corporation Period, the Surviving Corporation shall inform the Stockholder in writing, of the audit promptly after receipt of such notice. If the Surviving Corporation receives notice from a taxing authority of any proposed adjustment for which the Stockholder may be required to indemnify the Surviving Corporation hereunder (a "Surviving Corporation Proposed Adjustment"), the Surviving Corporation shall give notice to the Stockholder of the Surviving Corporation Proposed Adjustment promptly after receipt of such notice from a taxing authority. Upon receipt of such notice from the Surviving Corporation, the Stockholder may, by in turn giving prompt written notice to the Surviving Corporation, request that the Surviving Corporation contest such Surviving Corporation Proposed Adjustment. If the Stockholder requests that any Surviving Corporation Proposed Adjustment be contested, then the Surviving Corporation shall contest the Surviving Corporation Proposed Adjustment (including pursuing all administrative and judicial appeals and processes) at the Stockholder's expense and shall permit the Stockholder to participate in (but not to control) such proceeding.

                      (d) The parties shall cooperate fully with each other in all matters relating to Taxes and in the determination of amounts payable hereunder. In the case of disagreement as to the course of action to be pursued in dealing with taxing authorities (including, without limitation, matters with respect to preparation and filing of tax returns, conduct of audits, and proceedings in courts), the decision of the party (the Surviving Corporation, on the one hand, or the Stockholder, on the other hand) who will economically benefit from or be burdened by the course of action (or in the case both parties benefit and/or are burdened, the decision of the party with the greatest benefit or burden) shall control.

             9.4 CONTINUATION OF EMPLOYEE BONUS PLAN. FYI shall cause the Surviving Corporation to maintain in full force and effect, for a period of not less than three (3) years following the Closing, the employee bonus plan of the Company upon substantially the same terms and conditions as operated on the date hereof.

             9.5 MINUTES OF FYI BOARD OF DIRECTOR'S MEETINGS. For a period of three (3) years and thereafter for so long as the Stockholder holds not less than three percent (3.0%) of outstanding FYI Stock, FYI shall furnish the Stockholder with copies of the minutes of all FYI Board of Director meetings and unanimous written consents of the FYI Board of Directors promptly after the preparation, approval and execution thereof by the Secretary of FYI (as to the minutes) and the directors of FYI (as to the unanimous written consents).

     10.     INDEMNIFICATION

             The Stockholder, FYI and Newco each make the following covenants that are applicable to them, respectively:

             10.1     FYI LOSSES.

                      (a) The Stockholder agrees to indemnify and hold harmless FYI, Newco and the Surviving Corporation, and their respective directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all FYI Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by the Company or the

     Stockholder in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any certificate delivered pursuant hereto but excluding the representations and warranties set forth in Section 5.11) being untrue or incorrect in any respect; (ii) any failure by the Company or the Stockholder to observe or perform their covenants and agreements set forth in this Agreement or any other agreement or document executed by them in connection with the transactions contemplated hereby; (iii) the termination of or withdrawal by the Company or any Group Member from any employee pension benefit plan, as defined in Section 3(2)(A) of ERISA that is maintained pursuant to a collective bargaining agreement under which more than one employer makes contributions and to which the Company or any Group Member is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions; and (iv) the items described in Schedules 5.5 and 5.16 hereof but solely to the extent that such claims exceed, individually or in the aggregate, $77,000, except in any instance to the extent FYI Losses result from the gross negligence or willful misconduct of FYI, Newco or the Surviving Corporation. This
     Section 10.1 is intended to indemnify FYI, Newco and the Surviving Corporation, and their respective directors, officers, employees, representatives, agents and attorneys from the results of their negligence. The Stockholder's obligations pursuant to this Section 10.1 shall expire two (2) years after the Closing, except with respect to (i) his obligations under Section 5.19 hereof, which shall survive until the expiration of the applicable period of the statutes of limitations applicable period of the statutes of limitations applicable to ERISA matters, (ii) his obligations under Section 5.8 hereof, which shall survive until the earlier of (A) the expiration of the applicable periods (including any extensions) of the respective statutes of limitation applicable to the payment of the Taxes to which such representations and warranties relate without an assertion of a deficiency in respect thereof by the applicable taxing authority or (B) the completion of the final audit and determinations by the applicable taxing authority and final disposition of any deficiency resulting therefrom, and (iii) his obligations under the representations and warranties contained in Sections 5.1, 5.2 and 5.3 hereof, which shall survive indefinitely.

                      (b) "FYI Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the Stockholder's consent, which consent may not be unreasonably withheld, but excluding consequential damages), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of FYI, Newco and the Surviving Corporation or such other persons to indemnification hereunder.

             10.2     ENVIRONMENTAL INDEMNITY.

                      (a) The Stockholder agrees to indemnify and hold harmless FYI, Newco and the Surviving Corporation, and their respective directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Environmental Costs (as defined below), arising in any manner in connection with: (i) the release, leak, discharge, spill, disposal, migration or emission of Hazardous Substances from any property owned, leased or operated by the Company on or prior to the Closing Date; or (ii) the failure of the Company to comply with any applicable Environmental Requirements prior to the Closing Date. This Section 10.2 is intended to indemnify FYI, Newco and the Surviving Corporation and their respective directors, officers, employees, representatives, agents and attorneys from the results of their negligence.

                      (b) The obligations of this Section 10.2 shall include the obligation to defend the Indemnified Parties (as defined below) against any claim or demand for Environmental Costs, the obligation to pay and discharge any Environmental Costs imposed on Indemnified Parties, and the obligation to reimburse Indemnified Parties for any Environmental Costs incurred or suffered, provided in each instance that the claim for Environmental Costs arises in connection with a matter for which Indemnified Parties are entitled to indemnification under this Agreement. The obligation to reimburse the Indemnified Parties shall also include the reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) to establish or enforce the rights of FYI, Newco and the Surviving Corporation or such other persons to indemnification hereunder.

                      (c) "Environmental Costs" shall mean any of the following that arise in any manner regardless of whether based in contract, tort, implied or express warranty, strict liability, Environmental Requirement or otherwise: all liabilities, losses, judgments, damages, punitive damages, treble damages, costs and expenses (including, without limitation, reasonable attorneys' fees and reasonable fees and disbursements of environmental consultants, all costs related to the performance of any required or necessary assessments, investigations, remediation, response, containment, closure, restoration, repair, cleanup or detoxification of any impacted property, the preparation and implementation of any maintenance, monitoring, closure, remediation, abatement or other plans required by any governmental agency or by Environmental Requirements and any other reasonable costs recovered or recoverable under any Environmental Requirement), fines, penalties, or monetary sanctions. Environmental Costs shall include without limitation: (i) damages for personal injury or death, or injury to property or to natural resources; (ii) damage to real property or damage resulting from the loss of the use of all or any part of the property; (iii) the reasonable cost of any demolition, rebuilding or repair of any property required by Environmental Requirements; and (iv) the reasonable cost of repairing damage caused by remediation of any environmental condition.

                      (d) This Section 10.2 shall be the exclusive means by which FYI, Newco, the Surviving Corporation and their respective directors, officers, employees, representatives, agents and attorneys shall assert against the Stockholder any claim arising under Environmental Requirements or connected in any way to Hazardous Substances.

                      (e)     The Stockholder's obligations pursuant to this
     Section 10.2 shall expire two (2) years after the Closing.

                      (f) As long as the Stockholder is providing a defense in a timely manner in accordance with and pursuant to this Section 10.2, the Stockholder (i) shall control any and all relevant communications with third parties, and (ii) may direct the implementation of any remedy consistent with generally accepted cleanup standards and remediation principles.

             10.3     EMPLOYEE COMPENSATION AND BENEFITS.

                      (a) The Stockholder agrees to indemnify and hold FYI, Newco and the Surviving Corporation, and their respective directors, officers, employees, representatives, agents and attorneys harmless from and against any and all claims made by employees of the Company, regardless of when made, for wages, salaries, bonuses, pension, workmen's compensation, medical insurance, disability, vacation, severance, pay in lieu of notice, sick benefits or other compensation or benefit arrangements to the extent the same are based on employment service rendered to the Company prior to the Closing Date or injury or sickness occurring prior to the Closing Date (collectively, "Employee Claims"); provided, that the Stockholder shall not be liable for such claims to the extent that amounts are reserved for such Employee Claims in the Financial Statements.

                      (b)     The Stockholder's obligations pursuant to this
     Section 10.3 shall expire two (2) years after the Closing.

             10.4     STOCKHOLDER LOSSES.

                      (a) FYI and Newco jointly and severally agree to indemnify and hold harmless the Stockholder, for and in respect of any and all Stockholder Losses (as defined below) suffered, sustained, incurred or required to be paid by the Stockholder by reason of (i) any representation or warranty made by FYI or Newco in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any certificate delivered pursuant hereto) being untrue or incorrect in any respect; (ii) any failure by FYI or Newco to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby; (iii) any liability for warranty claims arising from the sale of goods or services by the Company subsequent to the Closing Date, except in any instance to the extent Stockholder Losses result from the gross negligence or willful misconduct of the Stockholder (with respect to periods prior to the Closing Date); or (iv) any claim arising from the ownership and/or operation of the Company or its assets by FYI or Newco or from the ownership and/or operation of the other operations of FYI or Newco. This Section 10.4 is intended to indemnify the Stockholder from the results of his negligence.

                      (b) "Stockholder Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the consent of FYI and Newco, which consent may not be reasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the right of the Stockholder to indemnification hereunder.

             10.5     INDEMNIFICATION FOR CERTAIN TAX MATTERS.

                      (a) Surviving Corporation's Indemnification for Tax Liabilities. The Surviving Corporation shall indemnify, defend and hold harmless the Stockholder from and against the Stockholder's liability with respect to all Taxes, including interest, penalties and additions to Taxes, resulting from any final determination (or settlement) of an adjustment (by reason of an amended return, claim for refund, audit or otherwise) including any increase in items of income or gain or any decrease in item of loss, deduction or credit reported to the Stockholder by the Company with respect to the S Corporation Period resulting in an increase in the Stockholder's S corporation taxable income, and a corresponding decrease in the liability for Taxes payable by the Surviving Corporation, provided however, the amount of any such indemnification payment shall be reduced by an amount equal to the federal or state tax benefit, including interest, arising due to deductions allowable for federal or state tax purposes to the Stockholder for state or local taxes paid by the Stockholder in respect of any taxable income shifted from the C Corporation Period to the S Corporation Period which is subject to indemnification hereunder. Moreover, notwithstanding the foregoing, the amount of the payment required to be made by the Surviving Corporation pursuant to this Section 10.5(a) shall not exceed the amount, if any, by which (i) the amount of the reduction in the liability for Taxes and interest thereon of the Surviving Corporation that results from the adjustment exceeds
             (ii) all reasonable costs incurred by the Surviving Corporation reasonably attributable to securing such reduction in liability for Taxes. Notwithstanding anything to the contrary in this Agreement, this Section 10.5(a) shall not apply in the event there is a final determination (or adjustment) that the Merger fails to qualify as a tax-free transaction pursuant to Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.

                      (b) Stockholder Indemnification for Tax Liabilities. The Stockholder shall indemnify, defend and hold harmless the Surviving Corporation from and against the Surviving Corporation's liability with respect to all Taxes, including interest, penalties and additions to Taxes, resulting from any final determination (or settlement) of an adjustment (by reason of an amended return, claim for refund, audit or otherwise) to the Stockholder's taxable income resulting in a decrease in the Stockholder's S Corporation taxable income, and a corresponding increase in the liability for Taxes payable by the Surviving Corporation, provided however, the amount of any such indemnification payment shall be reduced by an amount equal to the federal or state tax benefit, including interest, arising due to deductions allowable for federal or state tax purposes to the Surviving Corporation for state or local taxes paid by the Surviving Corporation in respect of any taxable income shifted from the S Corporation Period to the C Corporation Period which is subject to indemnification hereunder. Moreover, notwithstanding the foregoing, the amount of the payment required to be made by the Stockholder pursuant to this Section 10.5(b) shall not exceed the amount, if any, by which (i) the amount of the reduction in the liability for Taxes and interest thereon of the Stockholder that results from the adjustment exceeds (ii) all reasonable costs incurred by the Stockholder reasonably attributable to securing such reduction in liability for Taxes.

             10.6 NOTICE OF LOSS. Except to the extent set forth in the next sentence, a party to the Agreement will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) has knowledge of the matter. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Section 10, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to FYI Losses, Environmental Costs, Employee Claims and the matters described in Section 10.5(a), the Stockholder shall be the Indemnifying Party and FYI and Newco and their respective directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Parties. With respect to Stockholder Losses and the matters described in Section 10.5(b), FYI and Newco shall be the Indemnifying Party and the Stockholder shall be the Indemnified Party.

             10.7 RIGHT TO DEFEND. Upon receipt of notice of any matter for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such matter at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any matter, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the reasonable cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

             10.8 COOPERATION. Each of FYI, Newco, the Surviving Corporation, the Company and the Stockholder, and each of their affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to Environmental Protection Agency, Occupational Safety and Health Administration, and Equal Employment Opportunity Commission matters.

             10.9 SATISFACTION OF CLAIMS FROM ESCROW. FYI and Newco shall have the option of recovering amounts owing thereto pursuant to Sections 10.1, 10.2 and 10.3 for FYI Losses, Environmental Costs and Employee Claims from the Stockholder or from the shares of FYI Stock held in escrow in accordance with the Escrow Agreement described in Section 7.6.

             10.10 EXCLUSIVE REMEDY. The indemnification provided for in this Section 10 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party, provided that, nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement.

             10.11 LIMITATIONS ON INDEMNIFICATION. FYI, Newco, the Surviving Corporation and the other persons or entities indemnified pursuant to Sections 10.1, 10.2 and 10.3 shall not assert any claim for indemnification hereunder against the Stockholder until such time as and solely to the extent that the aggregate of all claims that such persons may have against the Stockholder shall exceed $75,000.00. Any amounts paid by FYI or Newco to the Stockholder pursuant to this Section 10 or Section 9.3(a) shall be paid fifty percent (50%) in cash and fifty percent (50%) in FYI Stock valued at the then-fair market value thereof.

     11.     SECURITIES ACT REPRESENTATIONS AND TRANSFER RESTRICTIONS

             The FYI Stock acquired by the Stockholder pursuant to this Agreement is being acquired solely for his own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

             11.1 ECONOMIC RISK; SOPHISTICATION. The Stockholder represents and warrants to FYI and Newco that he is an "accredited investor" as defined in Regulation D promulgated under the 1933 Act; that he is able to bear the economic risk of an investment in the FYI Stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment in the FYI Stock; and that he has had an adequate opportunity to ask questions and receive answers from the officers of FYI concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of FYI, and the plans for the operations of the business of FYI.

             11.2 TRANSFER RESTRICTIONS. Except for transfers to immediate family members who agree to be bound by the restrictions set forth in this
     Section 11.2 (or trusts for the benefit of the Stockholder or family members, the trustees of which so agree), for a period of two (2) years from the Closing, the Stockholder shall not (a) sell, assign, exchange, transfer, encumber, pledge, distribute or otherwise dispose of (i) any shares of FYI Stock received by the Stockholder in the Merger, or (ii) any interest (including, without limitation, an option to buy or sell) in any such shares of FYI Stock, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; or (b) engage in any transaction, whether or not with respect to any shares of FYI Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of FYI Stock acquired pursuant to Section 2 hereof (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). Notwithstanding the foregoing, the Stockholder shall be entitled to encumber or pledge his shares of FYI Stock to the extent and in the manner permitted of similar situated senior executives at FYI. The certificates evidencing the FYI Stock delivered to the Stockholder pursuant to Section 3 of this Agreement will bear a legend substantially in the form set forth below and containing such other information as FYI may deem necessary or appropriate:

             THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION OR OTHER DISPOSITION PRIOR TO THE SECOND ANNIVERSARY OF THE CLOSING DATE. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

     The Stockholder will execute and deliver to FYI prior to or at the Closing the Lock-Up Agreement containing the foregoing agreements.

     12.     GENERAL

             12.1 COOPERATION. The Company, the Stockholder, FYI and Newco shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Company will cooperate and use its reasonable efforts to have the present officers, directors and employees of the Company cooperate with FYI on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

             12.2 SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES.

                      (a) Covenants and Agreements. Except as otherwise provided herein, all covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

                      (b)     Representations and Warranties.  All
     representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of two
     (2) years following the Closing, except that (a) the representations and warranties contained in Section 5.8 hereof shall survive until the earlier of (i) the expiration of the applicable periods (including any extensions) of the respective statutes of limitation applicable to the payment of the Taxes to which such representations and warranties relate without an assertion of a deficiency in respect thereof by the applicable taxing authority or (ii) the completion of the final audit and determinations by the applicable taxing authority and final disposition of any deficiency resulting therefrom, (b) the representations and warranties contained in
     Section 5.19 shall survive until the expiration of the applicable period of the statutes of limitation applicable to ERISA matters, and (c) the representations and warranties contained in Sections 5.1, 5.2 and 5.3 shall survive indefinitely.

                      (c) No Knowledge of Claims. Each of FYI and Newco represents and warrants to the Company and the Stockholder that at the date hereof neither FYI nor Newco knows of any breach or inaccuracy of any representation or warranty made by the Company and the Stockholder hereunder and of no basis for any claim under Section 10 hereof.

             12.3 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of FYI, and the heirs and legal representatives of the Stockholder.

             12.4 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholder, the Company, Newco and FYI, and supersede any prior agreement and understanding relating to the subject matter of this Agreement. Any disclosure made pursuant to any Section of this Agreement shall be an effective disclosure for any other Section of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and this Agreement and the Annexes hereto may be modified or amended only by a written instrument executed by the Stockholder, the Company, Newco and FYI, acting through their respective officers, duly authorized by their respective Boards of Directors.

             12.5 COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

             12.6 BROKERS AND AGENTS. Except as disclosed on Schedule 12.6, each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

             12.7 EXPENSES. Whether or not the transactions herein contemplated shall be consummated, (i) FYI and Newco will pay the fees, expenses and disbursements of FYI and Newco and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by FYI under this Agreement, and (ii) the Stockholder will pay from personal funds and not from Company funds, the fees, expenses and disbursements of its counsel incurred in connection with the subject matter of this Agreement. The Stockholder shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement. The Stockholder shall file all necessary documentation and returns with respect to such Transfer Taxes. In addition, the Stockholder acknowledges that he, and not the Company or FYI, will pay all taxes due upon receipt of the consideration payable to the Stockholder pursuant to Section 2 hereof.

             12.8 NOTICES. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested,
     (b) delivering the same in person to an officer or agent of such party, or
     (c) telecopying the same with electronic confirmation of receipt.

                      (i)     If to FYI or Newco, addressed to them at:

                              F.Y.I. Incorporated
                              B&B (Baltimore-Washington)
                                Acquisition Corp.
                              3232 McKinney Avenue, Suite 900
                              Dallas, Texas  75204
                              Telecopy No.:  (214) 953-7556
                              Attn:  Margot T. Lebenberg, Esq.

             with copies to:

                              Locke Purnell Rain Harrell

                              2200 Ross Avenue, Suite 2200
                              Dallas, Texas  75201
                              Telecopy No.:  (214) 740-8800
                              Attn:  Charles C. Reeder, Esq.

                      (ii) If to the Stockholder, addressed to him at the address set forth under (iii) below, with copies to:

                              Sonnenschein Nath & Rosenthal
                              1301 K Street, N.W.
                              Suite 600, East Tower
                              Washington, DC 20005
                              Telecopy No.:  (202) 408-6399
                              Attn:  Fred L. Levy, Esq.

                      (iii)   If to the Company, addressed to it at:

                              B&B Information and Image Management, Inc.
                              300 Prince George's Boulevard
                              Upper Marlboro, Maryland  20774
                              Telecopy No.:  (301) 249-4898

                              and marked "Personal and Confidential"

             with copies to:

                              Sonnenschein Nath & Rosenthal
                              1301 K Street, N.W.
                              Suite 600, East Tower
                              Washington, DC 20005
                              Telecopy No.:  (202) 408-6399
                              Attn:  Fred L. Levy, Esq.

     or to such other address or counsel as any party hereto shall specify pursuant to this Section 12.8 from time to time.

             12.9 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

             12.10 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

             12.11 TIME. Time is of the essence with respect to this Agreement.

             12.12 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

             12.13 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

             12.14 CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

             12.15 MODIFICATION. It is the intent of the parties that the transactions be structured as a tax-free reorganization under Section 368(a) of the Code.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          F.Y.I. INCORPORATED



                                          By: /s/ ED H. BOWMAN, JR.
                                              ----------------------------------
                                                  Name: Ed H. Bowman, Jr.
                                                  Title: President and Chief
                                                         Executive Officer

                                          B&B (BALTIMORE-WASHINGTON)
                                          ACQUISITION CORP.



                                          By: /s/ DAVID LOWENSTEIN
                                              ----------------------------------
                                                  Name: David Lowenstein
                                                  Title: Vice President and
                                                         Secretary of Treasurer



                                          B&B INFORMATION AND IMAGE
                                          MANAGEMENT, INC.



                                          By: /s/ CHARLES J. BAUER, JR.
                                              ---------------------------------
                                                  Name: Charles J. Bauer, Jr.
                                                  Title:    President


                                          THE STOCKHOLDER:


                                          /s/ CHARLES J. BAUER, JR.
                                          -------------------------------------
                                          Charles J. Bauer, Jr.

                                    ANNEX I

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                  B&B (BALTIMORE-WASHINGTON) ACQUISITION CORP.
                   B&B INFORMATION AND IMAGE MANAGEMENT, INC.
                                      AND
                         THE STOCKHOLDER NAMED THEREIN

             AGGREGATE CONSIDERATION TO BE PAID TO THE STOCKHOLDER

             Aggregate consideration to be paid to the Stockholder:

                      Cash -  $3,097,073

                      Stock - 183,333 shares of FYI Stock (and $5.94 in cash in lieu of fractional shares), the market value of the FYI Stock being deemed to be $18.00 per share.

                                    ANNEX II

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                  B&B (BALTIMORE-WASHINGTON) ACQUISITION CORP.
                   B&B INFORMATION AND IMAGE MANAGEMENT, INC.
                                      AND
                         THE STOCKHOLDER NAMED THEREIN

                             FYI CHARTER DOCUMENTS

                                   ANNEX III

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                  B&B (BALTIMORE-WASHINGTON) ACQUISITION CORP.
                   B&B INFORMATION AND IMAGE MANAGEMENT, INC.
                                      AND
                         THE STOCKHOLDER NAMED THEREIN

                           OPINION OF COUNSEL TO FYI

                                    ANNEX IV

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                  B&B (BALTIMORE-WASHINGTON) ACQUISITION CORP.
                   B&B INFORMATION AND IMAGE MANAGEMENT, INC.
                                      AND
                         THE STOCKHOLDER NAMED THEREIN

                              EMPLOYMENT AGREEMENT

                                    ANNEX V

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                  B&B (BALTIMORE-WASHINGTON) ACQUISITION CORP.
                   B&B INFORMATION AND IMAGE MANAGEMENT, INC.
                                      AND
                         THE STOCKHOLDER NAMED THEREIN

                                ESCROW AGREEMENT

                                    ANNEX VI

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                  B&B (BALTIMORE-WASHINGTON) ACQUISITION CORP.
                   B&B INFORMATION AND IMAGE MANAGEMENT, INC.
                                      AND
                         THE STOCKHOLDER NAMED THEREIN

                              STOCKHOLDER RELEASE

                                   ANNEX VII

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                  B&B (BALTIMORE-WASHINGTON) ACQUISITION CORP.
                   B&B INFORMATION AND IMAGE MANAGEMENT, INC.
                                      AND
                         THE STOCKHOLDER NAMED THEREIN

                       OPINION OF COUNSEL TO THE COMPANY

                                   ANNEX VIII

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                  B&B (BALTIMORE-WASHINGTON) ACQUISITION CORP.
                   B&B INFORMATION AND IMAGE MANAGEMENT, INC.
                                      AND
                         THE STOCKHOLDER NAMED THEREIN

                            NONCOMPETITION AGREEMENT

                                    ANNEX IX

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                  B&B (BALTIMORE-WASHINGTON) ACQUISITION CORP.
                   B&B INFORMATION AND IMAGE MANAGEMENT, INC.
                                      AND
                         THE STOCKHOLDER NAMED THEREIN

                               LOCK-UP AGREEMENT